Exhibit 99.1

ViewRay Announces $13.75 Million Private Placement

Company preparing for introduction of MRIdian Linear Accelerator Technology

CLEVELAND, August 19, 2016 — ViewRay, Inc. (Nasdaq: VRAY) announced today that it has entered into a definitive agreement in connection with a private placement of its common stock and warrants that is expected to result in gross proceeds to the Company of approximately $13.75 million. The financing is being led by certain of the Company's existing investors, including OrbiMed Advisors, LLC; Xeraya Capital; and Kearny Venture Partners. It also includes investments from two independent members of the Company’s Board of Directors along with an equity investment from CRG, which has an existing Term Loan Agreement with ViewRay.

“This financing strengthens our balance sheet as we prepare for the introduction of the MRIdian linear accelerator (Linac) technology,” said Chris A. Raanes, President and Chief Executive Officer of ViewRay. “We see this support as a robust sign of confidence in our significant growth potential. The MRIdian System’s unique visualization ability has already received very positive feedback from clinicians and patients for its ability to fight cancer. We believe that our developing linac technology has the potential to produce strong order growth and significantly improved gross margins. We remain on track to submit for FDA clearance and CE Mark in the second half of this year.”

The securities to be sold in this private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and will be sold in a private placement pursuant to Regulation D of the Securities Act. The securities may not be offered or sold in the United States absent registration or pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. The Company has agreed to file a registration statement covering the resale of the shares of common stock acquired by the investors and shares of common stock issuable upon exercise of the warrants acquired by the investors.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

Under the terms of the agreement, the private placement consisted of 4,602,506 units, with each unit comprised of one share of common stock and one 7-year warrant to purchase 0.3 shares of common stock. The offering price for each unit is $2.9875. The Company expects the initial closing of the offering on August 22 subject to satisfaction of customary closing conditions, with a second closing to occur on or before September 9. Proceeds from the private placement will be used primarily to support the ongoing commercialization of the MRIdian System, for research and development related to continued product development activities, and for general corporate purposes, including working capital.

About ViewRay

ViewRay®, Inc. (Nasdaq: VRAY), designs, manufactures and markets the MRIdian® radiation therapy system. MRIdian integrates MRI technology, radiation delivery and proprietary software to locate, target and track the position and shape of soft-tissue tumors during radiation. ViewRay believes this combination of enhanced visualization and accuracy will significantly improve outcomes for patients.

The MRIdian linac is a technology under development and not available for sale or distribution in the United States.  ViewRay and MRIdian are registered trademarks of ViewRay, Inc.

Forward Looking Statements:

This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the development of ViewRay’s MRIdian linac technology, filing for regulatory approval of ViewRay’s MRIdian linac technology in the second half of 2016, and potential for strong order growth and improved product gross margins when MRIdian linac technology becomes commercially available. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue ViewRay’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize MRIdian linac technology, competition in the industry in which ViewRay operates and overall market conditions. These forward-looking statements are made as of the date of this press release, and ViewRay assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents ViewRay files with the SEC available at www.sec.gov.

Contact:

Investor Relations:

Ajay Bansal

Chief Financial Officer

1-844-MRIdian (674-3426)

Media Enquiries:

Michael Saracen

Senior Director, Marketing

Phone: +1 440.703.3210, ext. 200

Email: media@viewray.com

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